Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE

THIRD QUARTER OF 2019

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●

Building Supply segment sales for the third quarter of 2019 increased by 3.4% to $7.2 million compared to the third quarter of 2018, driven by a 16.7% increase in synthetic roof underlayment sales and a 15.4% increase in housewrap sales.

Nogales, Arizona – November 5, 2019 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month periods ended September 30, 2019.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Sales in our Building Supply segment continue to increase as a result of increasing sales volumes in our TECHNO family of spunbond-based (SB) synthetic roof underlayment products. The expansion of this line of products earlier this year was instrumental in the more than 60% growth of our TECHNO products and 16.7% overall growth in synthetic roof underlayment during the third quarter of 2019 as compared to the same quarter of 2018. At the same time, housewrap sales were up more than 15% as a result of improved U.S. housing starts and our increased efforts to grow market share.”

Hoffman continued, “Year-over-year, our third quarter profitability was impacted by lower gross profit margin due to the expiration of duty free status for several of our products as of June 4, 2019, a change in the mix of building products, increased rebates and a lower introductory price on products in the TECHNO SB® synthetic roof underlayment family. Profitability was further impacted by a significant unrealized loss on marketable securities in the third quarter of 2019. We also have a challenging comparable result due to a significant cost recovery from our former litigation counsel during the third quarter of 2018 that was not repeated in the third quarter of 2019. We expect gross profit margin to be in the mid to high thirty percent range next year.”

Net sales

Consolidated net sales for the third quarter of 2019 were $12.0 million, compared to $12.1 million for third quarter of 2018, representing a slight decrease of 0.6%, reflecting decreased sales in the Disposable Protective Apparel segment of $313,000, partially offset by increased sales in the Building Supply segment of $236,000.

Building Supply segment sales for the third quarter of 2019 increased by $236,000, or 3.4%, to $7.2 million, compared to $7.0 million for the same period of 2018. The segment increase was primarily due to an increase in synthetic roof underlayment sales of 16.7% and an increase in housewrap sales of 15.4%, while other woven material sales decreased 56.1% compared to the same period of 2018. The increases in synthetic roof underlayment and housewrap sales were primarily due to an increase in sales of the economy TECHNO SB® family brand of synthetic roof underlayment, which grew by 60.6% compared to third quarter of 2018, and an increase in sales of the economy REX™ Wrap brand of housewrap.

Sales for the Disposable Protective Apparel segment for the third quarter of 2019 decreased by $313,000, or 6.1%, to $4.8 million, compared to $5.1 million for the same period of 2018. This segment decrease was primarily due to a decrease in sales of disposable protective garments and face shields, partially offset by an increase in sales of face masks. The decrease was primarily due to decreased sales to a large national distributor that lost business in a bid situation to another one of the company’s national distributors. The end user continues to use the company’s Critical Cover® Brand, and, once the end user runs through its current inventory, we expect the end user to continue to purchase Alpha Pro Tech products through the distributor that won the bid. To a lesser extent, the decrease was due to lower sales to a major international supply chain partner. However, this partner’s sales of our products to its end users for the three months ended September 30, 2019 were up 8%, demonstrating demand for our products.

Consolidated sales for the nine months ended September 30, 2019 increased to $35.75 million, up from $35.66 million for the nine months ended September 30, 2018, representing an increase of $90,000, or 0.3%. This increase consisted of increased sales in the Building Supply segment of $203,000, partially offset by decreased sales in the Disposable Protective Apparel segment of $113,000.

Building Supply segment sales for the nine months ended September 30, 2019 increased by $203,000, or 1.0%, to $20.4 million, compared to $20.2 million for the same period of 2018. The Building Supply segment increase was primarily due to a 5.3% increase in sales of our core building products, broken down to an increase in sales of synthetic roof underlayment of 11.1% and an increase in sales of housewrap of 1.5%, compared to the same period of 2018. Synthetic roof underlayment sales have increased as a result of increased sales of the TECHNO family products, and management expects continued growth from this product line. Although housewrap sales in the first half of 2019 were negatively affected by softer U.S. housing starts due in part to unusually severe weather across many parts of the country, sales in the third quarter of 2019 increased 15.4%, and we expect continued growth in housewrap sales due to the current positive outlook towards housing starts.

In addition, Building Supply segment sales for the nine months ended September 30, 2019 were significantly affected by non-core sales of other woven material, which decreased by 26.8% compared to the same period of 2018. These sales were down due to lower orders from a customer that currently has seen a decline in its business.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2019 slightly decreased by $113,000, or 0.7%, to $15.3 million, compared to $15.4 million for the same period of 2018. This segment decrease was primarily due to a decrease in sales of face masks and face shields, partially offset by a 1.3% increase in disposable protective garments.

Gross profit

Gross profit decreased by $365,000, or 8.0%, to $4.2 million for the three months ended September 30, 2019, from $4.6 million for the same period of 2018. The gross profit margin was 35.1% for the three months ended September 30, 2019, compared to 37.9% for the same period of 2018. Gross profit margin in the third quarter of 2019 was affected as certain products that were tariff free until June 4, 2019 under the U.S. Customs and Borders Protection Generalized System of Preferences are no longer duty free, as the government program was terminated. This change primarily affected gross profit of the Disposable Protective Apparel segment and to a much lesser extent the Building Supply segment. In addition, both segments were negatively impacted by increased rebates and a change in product mix in the Building Supply segment. In addition, our TECHNO family of spunbond based (SB) products, which includes our new TECHNO SB® 25 product, has been marketed with a lower introductory price that negatively impacted gross profit in the third quarter. Pricing of the TECHNO SB® family will be increased during the latter part of the fourth quarter this year, which should improve gross profit margin going forward.

Gross profit decreased by $630,000, or 4.6%, to $13.1 million for the nine months ended September 30, 2019, down from $13.8 million for the same period of 2018. The gross profit margin was 36.7% for the nine months ended September 30, 2019, compared to 38.6% for the same period of 2018.

Management expects gross profit margin to be in the mid to high thirty percent range next year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $496,000, or 18.5%, to $3.2 million for the three months ended September 30, 2019, up from $2.7 million in the same period last year. As a percentage of net sales, selling, general and administrative expenses increased to 26.4% in the third quarter of 2019, compared to 22.1% for the same period of 2018. The increase in selling, general and administrative expenses was primarily the result of a cost recovery in the third quarter of 2018 that did not recur in the third quarter of 2019. The recovery in 2018 was due to a cost recovery from our former litigation counsel.

Selling, general and administrative expenses increased slightly by $84,000, or 0.8%, to $10.1 million for the nine months ended September 30, 2019, from $10.0 million for the nine months ended September 30, 2018. As a percentage of net sales, selling, general and administrative expenses increased to 28.3% for the nine months ended September 30, 2019, up from 28.1% for the same period of 2018. The increase was primarily as a result of increased Building Supply segment trade show expenses.

Income from Operations

Income from operations decreased by $863,000, or 48.8%, to $906,000 in the third quarter of 2019, compared to $1.8 million for the same period last year. The decreased income from operations was primarily due to a decrease in gross profit of $365,000 and an increase in selling, general and administrative expense of $496,000. Income from operations for the third quarter of 2018 was positively impacted by the cost recovery from our former litigation counsel, as mentioned above, and is the primary reason for the increase in selling, general and administrative expenses in the third quarter of 2019. Income from operations as a percentage of net sales for the three months ended September 30, 2019 was 7.5%, compared to 14.6% for the same period of 2018.

Income from operations decreased by $694,000, or 21.0%, to $2.6 million for the nine months ended September 30, 2019, compared to $3.3 million for the nine months ended September 30, 2018. The decreased income from operations was primarily due to a decrease in gross profit of $630,000 and an increase in selling, general and administrative expenses of $84,000, partially offset by a decrease in depreciation and amortization expense of $20,000. Income from operations as a percentage of net sales for the nine months ended September 30, 2019 was 7.3%, compared to 9.3% for the same period of 2018.

Net Income

Net income for the third quarter of 2019 was $437,000, or $0.03 per diluted share, compared to $1.5 million, or $0.11 per diluted share, for the same period of 2018, representing a decrease of $1.1 million, or 71.6%. The net income decrease was due to a decrease in income before provision for income taxes of $1.4 million and a decrease in provision for income taxes of $249,000. Net income in the third quarter of 2019, on a comparable basis to the prior year period, was negatively impacted by two large factors: the cost recovery from our former litigation counsel in the third quarter of 2018 that did not recur in third quarter of 2019, and an unrealized loss on marketable securities of $387,000 in the third quarter of 2019. Net income as a percentage of net sales for the third quarter of 2019 was 3.6%, and net income as a percentage of net sales for the same period of 2018 was 12.7%.

Net income for the nine months ended September 30, 2019 was $2.7 million, compared to $3.0 million for the same period of 2018, representing a decrease of $342,000, or 11.4%. The net income decrease was due to a decrease in income before provision for income taxes of $403,000 and a decrease in provision for income taxes of $61,000. Net income as a percentage of net sales for the nine months ended September 30, 2019 was 7.5%, and net income as a percentage of net sales for the same period of 2018 was 8.4%. Basic and diluted earnings per common share for the nine months ended September 30, 2019 and 2018 were $0.20 and $0.21, respectively.

Balance Sheet

As of September 30, 2019, the company had cash of $5.1 million, compared to $7.0 million as of December 31, 2018. The decrease in cash was due to cash used in financing activities of $2.0 million, primarily for the repurchase of common stock, and cash used in investing activities of $1.0 million, partially offset by cash provided by operating activities of $1.1 million. Working capital decreased to $24,516,000, representing a decrease of $24,000 from $24,540,000 as of December 31, 2018. As of September 30, 2019, the Company’s current ratio (current assets/current liabilities) was 12:1, compared to a 14:1 current ratio as of December 31, 2018.

Inventory increased by $1.4 million, or 13.9%, to $11.3 million as of September 30, 2019, up from $9.9 million as of December 31, 2018. The increase was primarily due to an increase in inventory for the Building Supply segment, partially offset by a decrease in inventory for the Disposable Protective Apparel segment.

Colleen McDonald, Chief Financial Officer, commented, “During the nine months ended September 30, 2019, we repurchased 548,000 shares of common stock at a cost of $2.1 million. We have approximately $635,000 remaining for additional stock repurchases based on the $2 million increase authorized by our Board of Directors on December 20, 2018. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2019	2018(1)
Assets
Current assets:
Cash	$5,106,000	$7,007,000
Investments	348,000	258,000
Accounts receivable, net of allowance for doubtful accounts of $58,000 and $64,000 as of September 30, 2019 and December 31, 2018	5,414,000	4,935,000
Accounts receivable, related party	755,000	383,000
Inventories	11,255,000	9,878,000
Right-of-use assets	682,000	-
Prepaid expenses	3,144,000	3,999,000
Total current assets	26,704,000	26,460,000

Property and equipment, net	4,002,000	3,244,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	13,000	16,000
Right-of-use assets, net of current portion	2,239,000	-
Equity investment in unconsolidated affiliate	4,851,000	4,480,000
Total assets	$37,864,000	$34,255,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$674,000	$578,000
Accrued liabilities	844,000	1,342,000
Lease liabilities	670,000	-
Total current liabilities	2,188,000	1,920,000

Lease liabilities, net of current portion	2,292,000	-
Deferred income tax liabilities, net	141,000	141,000
Total liabilities	4,621,000	2,061,000
Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 13,004,507 and 13,502,684 shares outstanding as of September 30, 2019 and December 31, 2018, respectively	130,000	135,000
Additional paid-in capital	1,058,000	2,669,000
Retained earnings	32,055,000	29,390,000
Total shareholders' equity	33,243,000	32,194,000
Total liabilities and shareholders' equity	$37,864,000	$34,255,000

(1)The condensed consolidated balance sheet as of December 31, 2018 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales	$12,027,000	$12,104,000	$35,745,000	$35,655,000

Cost of goods sold, excluding depreciation and amortization	7,807,000	7,519,000	22,616,000	21,896,000
Gross profit	4,220,000	4,585,000	13,129,000	13,759,000

Operating expenses:
Selling, general and administrative	3,172,000	2,676,000	10,108,000	10,024,000
Depreciation and amortization	142,000	140,000	410,000	430,000
Total operating expenses	3,314,000	2,816,000	10,518,000	10,454,000

Income from operations	906,000	1,769,000	2,611,000	3,305,000

Other income:
Equity in income of unconsolidated affiliate	10,000	103,000	371,000	393,000
Gain (loss) on marketable securities	(387,000)	25,000	223,000	(40,000)
Interest income, net	18,000	1,000	52,000	2,000
Total other income (loss)	(359,000)	129,000	646,000	355,000

Income before provision for income taxes	547,000	1,898,000	3,257,000	3,660,000

Provision for income taxes	110,000	359,000	592,000	653,000

Net income	$437,000	$1,539,000	$2,665,000	$3,007,000

Basic earnings per common share	$0.03	$0.11	$0.20	$0.21

Diluted earnings per common share	$0.03	$0.11	$0.20	$0.21

Basic weighted average common shares outstanding	13,056,173	13,795,007	13,209,598	14,031,518

Diluted weighted average common shares outstanding	13,075,692	13,853,619	13,238,026	14,076,033